Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the DigitalOcean Holdings, Inc. 2013 Stock Plan, DigitalOcean Holdings, Inc. 2021 Equity Incentive Plan, and the DigitalOcean Holdings, Inc. 2021 Employee Stock Purchase Plan of our report dated February 25, 2021, with respect to the consolidated financial statements of DigitalOcean Holdings, Inc. and its subsidiaries included in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333- 253483), for the years ended December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
April 21, 2021